Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S   R E L E A S E

Date: Contact:	April 9, 2007 Wade F. B. Thompson or Peter B. Orthwein
THOR ANNOUNCES THAT IT PLANS TO RESTATE FINANCIAL STATEMENTS. THE
ADJUSTMENT CONTINUES TO BE APPROXIMATELY $16 MILLION IN NET INCOME,
PRIMARILY AFFECTING FISCAL YEAR 2006.
On January 29, 2007, Thor Industries, Inc. (NYSE: THO) announced that the Audit Committee of the Board of Directors initiated an internal investigation regarding certain accounting issues at its Dutchmen Manufacturing, Inc. operating subsidiary, primarily involving inventory, accounts receivable, accounts payable, and cost of goods sold. As previously reported, Thor promptly and voluntarily informed the SEC of the Audit Committee’s internal investigation, and has been responding to SEC staff requests for additional information.
On April 4, 2007, Thor’s Board of Directors, acting upon the recommendation of the Audit Committee and management, concluded that the Company’s previously issued consolidated financial statements relating to the fiscal years 2004, 2005 and 2006 and the quarter ended October 31, 2006 contained in Thor’s filings with the SEC, including related reports of its independent registered public accounting firm, Deloitte & Touche LLP, and press releases, should no longer be relied upon.
Consistent with Thor’s prior press releases, based on the information learned to date, the Company currently estimates that the cumulative effect of the issues identified at its Dutchmen subsidiary would be a reduction to income before taxes of approximately $25 million, or approximately $16 million in net income, with the primary impact occurring in fiscal 2006. However, as the Audit Committee’s investigation is ongoing, this information is subject to change based upon the final findings of the investigation, and both the cumulative effect and periods affected could change.
Thor plans to restate its consolidated financial statements for the fiscal years 2004, 2005 and 2006 in an amendment to its Annual Report on Form 10-K for the fiscal year ended July 31, 2006 and plans to restate its consolidated financial statements for the period ended October 31, 2006 in an amendment to its Quarterly Report on Form 10-Q for the quarter ended October 31, 2006. Thor intends to file these reports, together with its Form 10-Q for the quarter ended January 31, 2007, as soon as reasonably practicable after the Audit Committee’s investigation has concluded. Thor’s Board of Directors has discussed Thor’s plans to restate with its independent registered public accounting firm.

Although the Company believes it has identified the relevant periods affected, the periods subject to restatement could change due to the final findings of the Audit Committee’s investigation.
The Company does not currently intend to update the disclosure provided hereby until the Audit Committee’s investigation has been completed.
The Company remains in strong financial condition with over $200 million in cash and short term investments, and no long term debt.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.

This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the risk that the final conclusion of the Audit Committee’s investigation could result in a determination that the effect of the issues under review are materially greater or lesser than the Company currently believes to be the case; the risk that the investigation could take longer than expected because of unanticipated issues; the Company’s ability to become current in its filings with the Securities and Exchange Commission; additional issues that may arise in connection with the Audit Committee’s ongoing investigation or the audit by the Company’s independent public accounting firm; and other risks and uncertainties discussed more fully in the Company’s SEC filings, including those discussed under Item 1A. “Risk Factors” in the Company’s Form 10-K for the fiscal year ended July 31, 2006, and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Form 10-Q for the quarter ended October 31, 2006, which are on file with the Securities and Exchange Commission and may be accessed at http://www.sec.gov. The Company disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this report, except as required under federal securities laws.